As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333-146460

Registration No. 333-113576

Registration No. 333-66666

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-146460

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-113576

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-66666

UNDER

THE SECURITIES ACT OF 1933

DAWSON OPERATING COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	75-0970548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

508 W. WALL, SUITE 800 MIDLAND, TEXAS	79701
(Address of Principal Executive Offices)	(Zip Code)

Dawson Geophysical Company 2006 Stock and Performance Incentive Plan

Dawson Geophysical Company 2004 Incentive Stock Plan

Dawson Geophysical Company 2000 Incentive Stock Plan

(Full title of the plans)

Stephen C. Jumper

Chairman of the Board, President and Chief Executive Officer

c/o Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas

(432) 684-3000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Neel Lemon

Baker Botts L.L.P.

2001 Ross Avenue, Suite 600

Dallas, Texas 75201-2980

Telephone: (214) 953-6500

Facsimile: (214) 953-6503

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister all unsold shares common stock, par value $0.33 1/3 per share (“Common Stock”), of Dawson Operating Company, previously known as Dawson Geophysical Company (“Registrant”) that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

(1)                         Registration No. 333-146460 registering 750,000 shares of Common Stock, of the Registrant under the Dawson Geophysical Company 2006 Stock and Performance Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2007;

(2)                             Registration No. 333-113576 registering 375,000 shares of Common Stock under the Dawson Geophysical Company 2004 Incentive Stock Plan, which was filed with the SEC on March 12, 2004;

(3)                         Registration No. 333-66666 registering 465,500 shares of Common Stock under the Dawson Geophysical Company 2000 Incentive Stock Plan, which was filed with the SEC on August 3, 2001;

On February 11, 2015, pursuant to an Agreement and Plan of Merger, dated as of October 8, 2014, by and among Dawson Geophysical Company, previously known as TGC Industries, Inc. (“Dawson”), Riptide Acquisition Corp., a direct wholly owned subsidiary of Dawson (“Merger Sub”) and Registrant, Merger Sub merged with and into Registrant (the “Merger”), with Registrant surviving the Merger as a direct wholly owned subsidiary of Dawson.

As a result of the Merger, Registrant has terminated all offerings of its equity securities and deferred compensation obligations pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offerings, Registrant hereby amends the Registration Statements by deregistering all unsold shares of Common Stock that remain registered under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on February 12, 2015.  No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

DAWSON OPERATING COMPANY

By:	/s/ Stephen C. Jumper
Stephen C. Jumper
President and Chief Executive Officer